SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
AMERICAN WOODMARK CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-1138147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3102 Shawnee Drive, Winchester Virginia, 22601
(Address, including zip code, of registrant's principal executive offices)

2016 Employee Stock Incentive Plan
(Full title of the plan)

S. Cary Dunston
President and Chief Executive Officer
American Woodmark Corporation
3102 Shawnee Drive
Winchester, Virginia 22601
(540) 665-9100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b--2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ] ⁪
Non-accelerated filer [ ] ⁪ (Do not check if a smaller reporting company)	Smaller reporting company [ ] ⁪

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
American Woodmark Corporation Common Stock, no par value per share	1,021,000	$76.70	$78,310,700	$9,076.21

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers, in addition to the number of shares of common stock stated above, additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions.

(2)
Solely for the purpose of calculating the registration fee, the offering price per share, the aggregate offering price, and the amount of the registration fee have been computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended.  Accordingly, the price per share of the Common Stock has been calculated to be equal to the average of the high and low prices for a share of the Common Stock as reported by the NASDAQ Global Select Market on November 23, 2016, which is a specified date within five business days prior to the original date of filing of this registration statement.

(3)
Solely for the purpose of calculating the registration fee, the proposed aggregate offering price has been estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by American Woodmark Corporation, a Virginia corporation (the “Company” or the “Registrant”), relating to 1,021,000 shares of its common stock, no par value (the “Common Stock”) authorized and reserved for issuance under the Company's 2016 Employee Stock Incentive Plan.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

a.	The Company’s Annual Report on Form 10-K (File No. 000-14798) for the fiscal year ended April 30, 2016, filed with the Commission on June 29, 2016.
b.
The Company’s Quarterly Reports on Form 10-Q (File No. 000-14798) for the quarter ended July 31, 2016, filed with the Commission on August 30, 2016, and for the quarter ended October 31, 2016, filed with the Commission on December 1, 2016.

c.	The Company’s Current Reports on Form 8-K (File No. 000-14798) filed with the Commission on May 17, 2016, June 10, 2016 and December 1, 2016.
d.	The description of the Common Stock, contained in the Company's Registration Statement on Form 8-A (File No. 000-14798) filed with the Commission on July 15, 1986 under Section 12 of the Exchange Act.

Each document or report subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document or report incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.
Item 6.	Indemnification of Directors and Officers

Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit, or proceeding by reason of the fact that he or she is, or was, a director, officer, employee, or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.
The Company’s Articles of Incorporation provide for mandatory indemnification of its current and former directors and officers against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Company itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or a knowing violation of the criminal law.
The Company has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company and its subsidiaries against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Exhibit Index.

Item 9.	Undertakings

A) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, Commonwealth of Virginia, on November 30, 2016.

AMERICAN WOODMARK CORPORATION
         By: /s/ S. Cary Dunston_______________________________________
     S. Cary Dunston
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. Cary Dunston____________ S. Cary Dunston	President and Chief Executive Officer (Principal Executive Officer); Director	November 30, 2016

/s/ M. Scott Culbreth___________ M. Scott Culbreth	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 30, 2016

/s/ Kent B. Guichard____________ Kent B. Guichard	Chairman	November 30, 2016

/s/ Andrew B. Cogan___________ Andrew B. Cogan	Director	November 30, 2016

/s/ Martha M. Dally Hayes_______ Martha M. Dally Hayes	Director	November 30, 2016

/s/ James G. Davis, Jr.__________ James G. Davis, Jr.	Director	November 30, 2016

/s/ Daniel T. Hendrix___________ Daniel T. Hendrix	Director	November 30, 2016

/s/ Carol B. Moerdyk___________ Carol B. Moerdyk	Director	November 30, 2016

/s/ David W. Moon_____________ David W. Moon	Director	November 30, 2016

/s/ Vance W. Tang______________ Vance W. Tang	Director	November 30, 2016

Exhibit Index
The following exhibits are filed herewith as part of, or incorporated by reference in, this Registration Statement:

Exhibit No.

4.1	Articles of Incorporation of the Company, as amended (a)

4.2	Bylaws of the Company, as amended (b)

5.1	Opinion regarding legality of the Common Stock offered hereunder (c)

23.1	Consent of KPMG LLP (c)

23.2	Consent of McGuireWoods LLP (d)

24.1	Power of Attorney (c)

99.1	2016 Employee Stock Incentive Plan (e)

(a)
Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004, filed with the Commission on September 9, 2004 (Commission File No. 000-14798)

(b)	Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 30, 2016 (Commission File No. 000-14798)

(c)	Filed with this Registration Statement

(d)	Contained in the Opinion filed as Exhibit 5.1

(e)	Incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed with the Commission on June 29, 2016 (Commission File No. 000-14798)